Exhibit 5.1

Loeb & LoebLLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

________ __, 2020

LifeSci Acquisition II Corp. 250 W. 55th St., #3401 New York, NY 10019

Re:      LifeSci Acquisition II Corp.

Ladies and Gentlemen:

We have acted as counsel to LifeSci Acquisition II Corp., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of (i) 7,500,000 shares of common stock, par value $.0001 per share (the “Shares”), and (ii) up to 1,125,000 Shares (the “Over-Allotment Shares”) for which the underwriters have been granted an over-allotment option.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Warrant Agreement, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, and (ii) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

LifeSci Acquisition II Corp.
___, 2020

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP